                                                               Exhibit (m)(3)

                               SERVICES AGREEMENT
                               DEAN WITTER PROGRAM

     This Agreement is made as of the    day of            between (i) Dean
Witter Reynolds Inc. ("Dean Witter") and (ii) SELIGMAN FINANCIAL SERVICES, INC. ("Fund Party").

                               W I T N E S S E T H

     WHEREAS, Fund Party is either (i) an investment adviser to or administrator for one or more open-end investment companies with one or more series or classes of shares (each such series or class of shares identified on Schedule I hereto, as amended from time to time, being referred to as a "Fund"), or (ii) the principal underwriter or distributor for a Fund; and

     WHEREAS, Dean Witter, broker-dealers which clear securities transactions through Dean Witter, banks and other intermediaries are offering to its or their clients one or more programs pursuant to which such clients will (i) purchase shares of mutual funds at net asset value without the imposition of initial or contingent deferred sales charges and (ii) pay account management fees on all assets invested (each, a "Program", and together, the "Programs"); and

     WHEREAS, Dean Witter will perform shareholder servicing and/or account maintenance, and certain recordkeeping, shareholder communication, and other services for clients who invest in Funds through one or more of the Programs ("Clients"); and

     WHEREAS, Dean Witter is willing to perform such services on the terms and conditions set forth herein: and

     WHEREAS, Fund Party desires to compensate Dean Witter for providing certain of such services.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

     1. Services. During the term of this Agreement, Dean Witter shall perform the services set forth on Exhibit A hereon, as such exhibit may be amended from time to time (the "Services").

     2. Fees.

          a. Dean Witter shall receive a fee (the "Fee") at the annual rate of % of the aggregate average daily net asset value of shares of the Funds held by or on behalf of Clients. The Fee shall be paid to Dean Witter by Fund Party. To the extent the Fee is paid with funds paid to Fund Party pursuant to a plan of distribution adopted pursuant to Rule 12b-I under the Investment Company Act of 1940 (the "1940 Act"), such fee shall be paid to Dean Witter in respect of its provision of shareholder servicing and/or account maintenance. The average daily net asset value of the shares of each Fund will be based on the net asset values reported by Fund Party to Dean Witter. The Fee shall be computed daily and paid quarterly in arrears by Fund Party to Dean Witter. Fund Party and Dean Witter shall be solely responsible for the payment of their respective fees and expenses due to National Securities Clearing Corporation ("NSCC") including, without limitation, Fund/SERV membership and transaction fees.

          b. Within 15 business days after the end of each quarter, for each Fund, Fund Party shall send Dean Witter a statement of the average daily net asset value for the preceding quarter of shares of such Fund as to which the Fee is calculated, together with a statement of the amount of such fee.

          c. Fund Party shall pay Dean Witter such Fee within 30 days after the end of each quarter. Such payment shall be by wire transfer or via the NSCC Fund/SERV commission settlement system. Wire transfers shall be sent to the accounts and in the manner specified in Exhibit B hereto.

     3. Operating Procedures. During the term of this Agreement, in connection with performance of the Services, Dean Witter and each Fund Party will follow the operating procedures set forth in Exhibit B hereto. In the event of any inconsistency between this Agreement and Exhibit B hereto, this Agreement shall control.

     4. Effectiveness of Agreement; Term.

          a. This Agreement will become effective as to any particular Fund as of the later of (i) the date set forth on Schedule I opposite the name of such Fund or (ii) such later date as Dean Witter may, in its discretion, designate in writing, but in no event, with respect to any Fund that offers to the public more than one class of shares, before the effective time of all agreements and other documents containing such representations, warranties, covenants, and agreements as may be required by any order of the Securities and Exchange Commission relating to the offer and sale of such multiple classes of shares.

          b. This Agreement may be terminated by either party as to any Fund upon 45 days' written notice, or upon such shorter notice as is required by law, order, or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party. This Agreement shall automatically terminate as to any Fund (i) upon the termination of Fund Party's engagement as the distributor, investment adviser or administrator, as the case may be, to such Fund (except in connection with any assignment of this Agreement approved by Dean Witter pursuant to Section 15 hereof), or (ii) upon the termination of any plan of distribution (a "Rule 12b-1 Plan") adopted and maintained pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act") by any Fund that has a Rule 12b-1 Plan in effect as of the effective date of this Agreement, provided that a portion of the Fee is paid pursuant to the Rule 12b-1 Plan. If at any time, as to any particular Fund, neither Fund Party nor any person controlling, controlled by, or under common control with Fund Party continues to be engaged by a Fund in any capacity, then Fund Party shall be relieved of its obligation to continue to pay the Fee beginning at the time that this Agreement is assigned to and Fund Party's obligations hereunder are assumed by a successor approved by Dean Witter in accordance with Section 15 hereof.

          c. After the date of termination as to any Fund, Fund Party will not be obligated to pay the Fee with respect to any shares of that Fund that are first purchased by Clients after the date of termination. The parties agree that they will negotiate in good faith to reach agreement as to an appropriate fee reasonable to both parties with respect to any share of that Fund that was considered in the calculation of the Fee as of the date of the termination is held by a Client (a "Pre-Termination Share"), and that, Fund Party will remain obligated to pay Dean Witter such negotiated fee as to each Pre-Termination Share. For so long as Fund Party or some other person or entity continues to pay a fee, Dean Witter will continue to perform the Services hereunder with respect to each such Pre-Termination Share and the agreements between the parties set forth in this Agreement will remain in full force and effect, to the extent applicable, as to such Pre-Termination Shares.

          d. Upon being presented with an invoice, Fund Party shall reimburse Dean Witter promptly for any reasonable out-of-pocket expenses Dean Witter actually incurs, at the request of Fund Party, in effecting any termination of this Agreement, including delivery to any Fund or Fund Party of any records, instruments, or documents, if such termination is by Fund Party.

     5. Operational Matters. In processing purchase and redemption orders placed by Dean Witter on behalf of Clients, and in order to facilitate Dean Witter's performance of the Services, Fund Party agrees to follow and comply with, and use its reasonable best efforts to cause each Fund to follow and comply with, the procedures, terms and conditions set forth in the operating procedures set forth in Exhibit B hereto (the "Operating Procedures"). Other procedures relating to the Funds shall be in accordance with the Prospectus and Statement of the relevant Fund. The terms "Prospectus" and "Statement" as used herein refer respectively to the then current prospectus and statement of additional information relating to the Shares forming parts of the Registration Statement on Form NIA of a Fund under the Securities Act of 1933, as amended (the "1933 Act").

     6. Transaction Charges. Except as set forth in this Agreement, Dean Witter shall not, during the term of this Agreement, assess against or collect from its Clients any transaction fee upon the purchase or redemption of any Fund shares that are considered in calculating the Fee. Notwithstanding the foregoing, the parties acknowledge and agree that Dean Witter may collect such transaction fees from certain Clients (including "Active Traders." as Dean Witter may define that term) for certain special trading services and from other Clients upon such other Clients' redemption of certain shares. The value of the shares as to which such transaction fees are charged will not be included in the calculation of the Fee.

     7. Representations, Warranties and Covenants.

          a. Fund Party represents and warrants to Dean Witter that Fund Party and the persons executing this Agreement on its behalf, are duly authorized and empowered to execute and deliver this Agreement on behalf of Fund Party and, when executed and delivered, shall constitute the legal, valid and binding obligation of Fund Party, enforceable in accordance with its terms. Fund Party further represents and warrants to Dean Witter that the Board of Directors/Trustees of the Fund(s) have approved this Agreement as a "related agreement" of the Fund(s) as such term is defined in Rule 12b-1, and that the payment to Dean Witter of any Fees pursuant hereto (i) has been duly authorized by any other person to the extent such authorization is required to make such payment; (ii) is properly disclosed in the relevant Fund prospectus to the extent such disclosure may be required; and (iii) is in conformity with all federal and state securities laws or regulations to which the Fund(s) or its agents are subject.

          b. Dean Witter represents and warrants that: (i) it and the persons executing this Agreement on its behalf are duly authorized and empowered to enter into this agreement and, when executed and delivered, shall constitute the legal, valid and binding obligation of Dean Witter, enforceable in accordance with its terms; (ii) the activities of Dean Witter contemplated by this Agreement comply with all provisions of federal and state securities laws applicable to such activities; (iii) Dean Witter has obtained and shall maintain such registrations and qualifications as are necessary to permit it to perform its obligations hereunder; and (iv) the arrangements provided for in this Agreement will be disclosed to Dean Witter's Clients, to the extent required by law.

          c. Dean Witter agrees to comply with all provisions of federal and state laws, rules and regulations, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), applicable to its respective activities under this Agreement. The receipt of compensation under this Agreement by Dean Witter will not violate any federal or state laws, rules or regulations, including ERISA.

     8. Compliance Responsibilities Uncontrollable Events; Indemnification.

          a. Fund Party acknowledges and agrees that Dean Witter is not responsible for: (i) any information contained in any prospectus, registration statement, annual report, proxy statement, or item of advertising or marketing material (including profile information) of or relating to any Fund or Fund Party (except for advertising or marketing materials prepared by Dean Witter which are the responsibility of Dean Witter except that Fund Party shall be responsible for any information provided to Dean Witter by Fund Party or any Affiliate (as defined below) for use in any advertising or marketing material);
(ii) the tabulation of returned proxies; (iii) the registration or qualification of any shares of any Fund under any federal or applicable state laws; or (iv) the compliance or failure to comply by any Fund or Fund Party, or any "affiliated person" (as that term is defined in the rules under the 1940 Act) of any of them (each, an "Affiliate"), with any applicable federal or state law, rule, or regulation (including the 1940 Act, the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and the rules and regulations thereunder) or the rules and regulations of any self-regulatory organization with jurisdiction over Fund Party or such Fund or Affiliate, except to the extent the failure so to comply by Fund Party or any Fund or Affiliate is caused by Dean Witter's failure to comply with any of the applicable foregoing laws, rules, or regulations or its breach of this Agreement

          b. Dean Witter acknowledges and agrees that neither Fund Party nor any Fund or Affiliate is responsible for Dean Witter's compliance or failure to comply with any applicable law, rule, or regulation governing Dean Witter's performance of the Services, except to the extent that Dean Witter's failure to comply with any such law, rule, or regulation is caused by the failure of Fund Party, any Fund, or any Affiliate to comply with any applicable law, rule, or regulation or Fund Party's breach of this Agreement

          c. In providing the Services, Dean Witter is entitled to rely on any written records or instructions provided to it by Fund Party or any Fund, by their authorized employees, officers, or agents, or by Clients.

          d. Fund Party has full authority to take such action as Fund Party may deem advisable in respect of all matters pertaining to the continuous offering of shares. Fund Party reserves the right in its sole discretion to suspend sales or withdraw the offering of shares of any Fund at any time after Dean Witter has received reasonable notice that such shares will no longer be available to the public, provided, however, that in the event that Fund Party, or a Fund, is required by law or regulation to suspend sales or withdraw the offering of shares of any Fund, Fund Party may immediately suspend sales or withdraw the offering of such shares and will use its best efforts to notify Dean Witter prior to such suspension or withdrawal.

          e. Except to the extent specifically set forth in this Agreement or in the Operating Procedures, neither party assumes any responsibility hereunder, and will not be liable to the other (and Dean Witter will not be liable to any Fund or any Affiliate) for any damage, loss of data, delay, or any other loss whatsoever caused by events beyond its reasonable control.

          f. Fund Party shall indemnify, defend and protect Dean Witter and each director, officer, employee, shareholder and agent of Dean Witter and hold Dean Witter and each such director, officer, employee, shareholder and agent harmless from and against any and all claims, demands, actions, losses, damages, liabilities, costs, charges, reasonable counsel fees, and expenses of any nature it or they incur ("Losses") arising out of (i) any inaccuracy or omission in any Prospectus, Statement, registration statement, annual report or proxy statement, of any Fund or any advertising or promotional material generated by any Fund or Fund Party, (ii) any breach by Fund Party of any representation, warranty, covenant, or agreement contained in this Agreement or the Operating Procedures, except to the extent such Losses result from Dean Witter's breach of this Agreement willful misconduct, or negligence.

          g. Dean Witter shall indemnify, defend, and protect Fund Party, each Fund, each trust or corporation of which a Fund is a series and each of their respective directors, trustees, controlling persons, officers, employees, and agents, and hold each Fund, Fund Party, each such trust or corporation, and each such director, trustee, controlling person, officer, employee, and agent harmless from and against any and all Losses arising out of Dean Witter's willful misconduct or gross negligence in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such Losses result from Fund Party's breach of this Agreement or Fund Party's or such Fund's willful misconduct or negligence.

          h. Neither party hereto shall be liable for any special, consequential or incidental damages.

     9. Role and Relationship of Dean Witter.

          a. The parties acknowledge and agree that the Services are shareholder services and/or account maintenance, recordkeeping, shareholder communication and related services only and are not the services of any underwriter or a principal underwriter of any Fund within the meaning of the 1933 Act or the 1940 Act.

          b. Purchase and redemption orders, and payment for shares of a Fund ordered from Fund Party, must be received at the time, and in the manner, set forth in the Operating Procedures and consistent with the Prospectus and Statement. All orders are subject to acceptance or rejection by Fund Party or the relevant Fund in the sole discretion of either, or by the relevant Fund's transfer agent acting on the Fund Party's or Fund's behalf, and orders shall be effective only upon receipt in proper form. The Funds may, if necessary, delay redemption of shares of a Fund to the extent permitted by the 1940 Act.

     10. Use of Other Party's Name.

          a. Fund Party or Fund may describe or refer to Dean Witter or the Services or the relationship contemplated by this Agreement in any advertisement or promotional materials or activities, provided that the description or reference is provided in writing to Dean Witter at least five business days in advance of their use and Dean Witter does not object thereto.

          b. Dean Witter may describe or refer to Fund Party or any Fund or the relationship contemplated by this Agreement in any advertisement or promotional materials or activities, provided that the description or reference is provided in writing to Fund Party at least five business days in advance of their use and Fund Party does not object thereto.

     11. Proprietary Information. Dean Witter, on the one hand, and Fund Party, on the other hand, acknowledge that the identities of the other party's customers (other than such information as may be independently developed or compiled by a party from information supplied to it by the other party's customers who also maintain accounts directly with it outside the Programs or from information which is otherwise publicly available), as well as information maintained by such other party regarding those customers, and all computer programs, technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development and procedures developed by such other party or such other party's agents in connection with this arrangement which is disclosed to the other party hereto or otherwise obtained by the other party, its Affiliates, agents or representatives during the term of this Agreement, constitute the valuable property of such other party ("Proprietary Information"). Dean Witter and Fund Party agree that should any party be furnished any Proprietary Information, the party who acquired such Proprietary Information shall use its best efforts to hold such information or property in confidence and refrain from using, disclosing, or distributing any of such information or other property except (i) with the other party's prior written consent, (ii) as required by law or judicial process, or (iii) upon request of any regulatory agency. The parties acknowledge that any breach of the foregoing agreements as to the other party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agree that in the event of such a breach such other party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate. Each party shall promptly notify the other in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information. Each party shall be liable under this Agreement for any use or disclosure in violation of this Agreement by its employees, attorneys, accountants, or other advisors or agents. This Section 11 shall continue in full force and effect notwithstanding the termination of this Agreement.

     12. Information to be Provided. Fund Party has provided to Dean Witter and, as to each Fund added to Schedule I after the date hereof, shall provide to Dean Witter prior to the effectiveness of this Agreement as to such Fund, at the address listed in Section 16 hereto, the following information and documents (in addition to the information and documents required by the Operating Procedures):

          a. A list of the officers or other representatives of Fund Party who are authorized to instruct Dean Witter in connection with the Services with respect to such Fund, together with specimen signatures of those persons;

          b. Two copies of the then-current Prospectus and Statement for each such Fund. Fund Party shall furnish Dean Witter with written copies of any amendments or supplements to or changes in any of the documents referred to in this Section 12 as soon as practicable after such amendments or changes become available; and

          c. (i) Within five business days of the end of each calendar quarter,
(A) information concerning the performance of each Fund for the most recent calendar quarter for the year-to-date and for the one-, five- and ten-year periods (and for the life of the Fund if one or more of the aforementioned periods are not applicable) for the period ended the most recent calendar quarter, to be prepared in accordance with the performance calculation methodology required by Form N-1A under the 1940 Act, as such methodology is amended from time to time, (B) a description of changes to the Fund's investment objectives, policies and restrictions during the quarter, and (C) notice of any change in the persons responsible for day-to-day management of the Fund; and
(ii) as soon as practicable following the end of each calendar quarter, agreed-upon data such as representative holdings and portfolio characteristics as of the end of that quarter.

     13. Sales Support and Training. Fund Party agrees to provide a sales support contact at Fund Party to respond to questions from Dean Witter's Investment Consulting Services ("ICS") staff and Account Executives. Fund Party also agrees to make itself reasonably available to Dean Witter for marketing support and training with the understanding that the time and place of such activities will be subject to prior approval by Dean Witter.

     14. Nonexclusivity.

          a. Fund Party acknowledges that Dean Witter may perform services similar to those to be provided under this Agreement to other investment companies, investment company sponsors, or service providers to investment companies, and that it may make the Programs available to clients of broker-dealers, banks and other intermediaries which clear securities transactions through Dean Witter so long as Fund shares are offered pursuant to the Funds' prospectuses.

          b. Dean Witter acknowledges that the Fund Party may enter into similar agreements with other service providers or other third parties.

     15. Assignability. This Agreement is not assignable by either party without the other party's prior written consent; provided that Dean Witter may, without Fund Party's consent, assign its rights and obligations under this Agreement to any Affiliate and to any corporation that: (i) succeeds to its business as investment advisor and/or broker-dealer or controls, is controlled by, or is under common control with Dean Witter, (ii) is registered as a transfer agent under Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), or (iii) is otherwise capable of performing the obligations and making the representations and warranties of Dean Witter hereunder.

     16. Notices. All notices required by this Agreement stall be in writing and delivered personally or sent by first class mail, overnight courier or by facsimile that is promptly followed in writing. All notices and other communications concerning this Agreement will be deemed to have been received as of the earlier of actual physical receipt or three days after deposit, first class postage prepaid, in the United States Mail. All such notices and other communications shall be made:

     if to Dean Witter, to:

     if to Fund Party, to the address given below in the signature block with a copy to the attention of:

         Senior Vice President, Law and Regulation, at the same address.

     17. Exhibits. All Exhibits and Schedules (including the Operating Procedures) attached to this Agreement, as they may be amended from time to time, are by this reference incorporated into and made a part of this Agreement.

     18. Entire Agreement; Amendment. This Agreement, as well as the Exhibits and Schedules hereto, constitutes the entire agreement between the parties as to the Programs and supersede any and all agreements, representations, and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement has been executed and delivered by Dean Witter and Fund Party; provided, however, that this Agreement shall not supersede or in any way affect any dealer or other agreement between Dean Witter and Fund Party relating to Dean Witter's serving as a dealer in Fund shares and shall not supersede any Rule 12b-1 related agreement between Dean Witter and Fund Party to the extent such agreement relates to shares of the Fund(s) held outside of the Programs. This Agreement and the Exhibits and Schedules hereto may be amended only by a writing executed by each party hereto that is to be bound by such amendment.

     19. Maintenance of Records. Dean Witter will maintain all records required by law, including records detailing the services it provides in return for the fees to which it is entitled under this Agreement. Such records shall be preserved, maintained and made available to the extent required and in accordance with the 1940 Act and the rules thereunder. Upon the request of Fund Party, Dean Witter shall make copies or originals (if required) of such of these records available to the Fund Party. Dean Witter agrees that it will permit Fund Party or its designees to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the services provided under this Agreement. Dean Witter shall have the right to delete customer names from the records produced. Dean Witter also agrees to notify promptly the Fund or Fund Party if Dean Witter experiences any difficulty in maintaining the records described in this Section in an accurate and complete manner. This provision shall survive the termination of this Agreement.

     20. Governing Law. This Agreement will be governed by and interpreted under the laws of the State of New York as applied to contracts entered into and to be performed entirely within that state (without reference to conflict of laws provisions thereof).

     21. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

     22. Limitation of Liability. Any printed information that is furnished by Fund Party other than the Prospectus, the Statement, information supplemental to the Prospectus and the Statement, periodic reports and proxy solicitation materials are the sole responsibility of Fund Party, and not the responsibility of any Fund, and Dean Witter agrees that the Fund, the shareholders of the Fund and the officers and governing Boards of the Fund shall have no liability or responsibility to Dean Witter in these respects. Dean Witter also agrees that the payment of the Fee is solely the responsibility of Fund Party and not that of any Fund, and Dean Witter agrees that the Fund, the shareholders of the Fund and the officers and governing Boards of the Fund shall have no liability or responsibility to Dean Witter with respect to any indebtedness, liability or obligation hereunder. Further, it is understood, in the case of each Fund that it is organized as a Massachusetts business trust or series thereof, that the declarations of trust for each trust refers to the trustees collectively as trustees and not as individuals personally, and that the declaration of trust provides that no shareholder, trustee, officer, employee or agent of the trust shall be subject to claims against or obligations of the trust to any extent whatsoever, but that the trust estate only shall be liable. No Fund shall be liable for the obligations or liabilities of any other Fund. No series of any Fund, if any, shall be liable for obligations of any other series.

     23. Rule 12b-1 Related Agreement. The parties acknowledge and agree that it is contemplated that Fund Party will pay Dean Witter the fees contemplated by
Section 2.a with fees received from the Funds pursuant to duly adopted Rule l2b-1 plans and that this Section of the Agreement is a "related agreement" as such term is used in Rule 12b-1. In accordance with Rule 12b-1, for so long as this Section is in effect in respect of a Fund any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Agreement shall provide the Fund's Board of Directors/Trustees, and the Directors/Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. For so long as this
Section is in effect in respect of a Fund, any fees paid by Fund Party to Dean Witter pursuant to Section 2.a in respect of shares of the Fund shall be made solely for personal services and/or the maintenance of shareholder accounts. For greater certainty, for so long as this Section is in effect in respect of a Fund, no part of such fee shall be paid for subtransfer agency services, subaccounting services, or administrative services provided by Dean Witter. The provisions of this Section applicable to a Fund will remain in effect for not more than a year and thereafter for successive annual periods only so long as such continuance is specifically approved at least annually in conformity with Rule 12b-1 and the 1940 Act. Notwithstanding anything else in this Agreement, the provisions of this Section shall automatically terminate with respect to a Fund in the event of assignment, (as defined by the 1940 Act) of this Agreement. From and after the date this Section is no longer in effect in respect of a Fund. Fund Party will not make any payments to Dean Witter pursuant to Section 2.a from 12b-1 fees received from such Fund (except those relating to obligations that had accrued through to the date that this Section is no longer effective in respect of the Fund).

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                 DEAN WITTER REYNOLDS INC.


                                                 By:
                                                     ---------------------------
                                                 Its:


                                                 SELIGMAN FUNDING SERVICES, INC.
                                                 [FUND PARTY]


                                                 By:
                                                     ---------------------------
                                                 Its:

                                                 Address:
                                                 100 PARK AVE
                                                 NEW YORK, NY 10017

                                   SCHEDULE I
                        (List of Funds/Portfolios/Classes
                          to which fees are applicable)

Fund                                                                      Date
----                                                                     -------

                                    EXHIBIT A

                                    SERVICES

     Capitalized terms used in this Exhibit have the meanings given them in the agreement to which this Exhibit is attached (the "Agreement").

     1. Record Maintenance. Fund Party or its agents shall establish an account and maintain records for each Client who holds shares of any Fund, which records shall include:

          a. Number of shares;

          b. Date and price of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid available on-line the next business day after effected and for at least the twelve month period; available thereafter in accordance with the record retention requirements of the 1940 Act and the 1934 Act;

          c. Client identification information, in conformity with the requirements of NSCC's Matrix Level 3 (broker-controlled);

          d. Records of distributions and dividend payments;

          e. Any transfers of shares; and

          f. Overall control records.

     2. Fund Communications. Fund Party shall prepare a quarterly report of the number of shares held by each Client for each business day on which the Fee is to be paid pursuant to the Agreement. Such quarterly reports shall be expressed in both share and dollar amounts, and shall be subject to verification by Dean Witter based on such reports of Fund Party that shall be made available to Dean Witter at reasonable times and as reasonably necessary for such verification.

     3. Shareholder Communications. Dean Witter or its agents shall:

          a. Mail Fund Prospectuses, Statements, and any supplements thereto, upon Client request and, as applicable, with confirmation statements;

          b. As to each Fund, at the expense of such Fund, provide for the mailing of updated Prospectuses, annual and semiannual reports, proxy statements, and other appropriate shareholder communications;

          c. Mail statements to Client on a monthly basis (or, as to accounts in which there has been no activity in a particular month, no less frequently than quarterly), showing, among other things, the number of shares of each Fund owned by such Client and the net asset values of such Funds as of a recent date;

          d. Produce and mail to Client confirmation statements reflecting purchases and redemptions of shares of each Fund in the Client's accounts; and

          e. Respond to Client inquiries regarding, among other things, share prices, account balances and dividend amounts.

     4. Transactional Services. Dean Witter or its agents shall communicate, as to shares of each Fund, purchase, redemption and exchange orders reflecting the orders it receives from its Clients, in accordance with the procedures contemplated in the Agreement.

     5. Tax Information Returns and Reports. Dean Witter or its agents shall prepare and file with the appropriate governmental agencies such information, returns and reports as are required to be so filed for reporting (i) dividends and other distributions made, (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations, and (iii) gross proceeds of sales transactions as required. Fund Party shall provide to Dean Witter in a timely manner the information regarding the Fund to be included in shareholder tax statements during the year.

     6. Other Services.

          a. Dean Witter and Fund Party shall each perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and NETWORKING Matrix Level 3 (broker-controlled).

          b. NSCC rules and procedures relating to Fund/SERV and NETWORKING, as applicable, shall govern any matter in which any provision of this Agreement conflicts with such NSCC rule or procedure; provided, however, that this sentence shall not prohibit modifications to the NSCC's standard Matrix Levels that are agreed to by the parties hereto.

                                    EXHIBIT B

                              OPERATING PROCEDURES

     Capitalized terms used in this Exhibit have the meanings given them in the agreement to which this Exhibit is attached (the "Agreement").

     1.   Operating Procedures.

          a. The Fund Party agrees to comply with all the terms, conditions, agreements, and obligations contained herein, and to cause any of their respective agents performing services related to the Agreement to comply with those respective obligations.

          b. Dean Witter will open accounts with a Fund party on behalf of each Client that selects such Fund as an investment alternative under the Programs. Fund Party shall maintain an account for each such Client as is customary in NSCC's Matrix Level 3 (broker-controlled). Without limiting the generality of the foregoing, Fund Party and each Fund will process purchase and redemption transactions placed by Dean Witter on behalf of Clients, and pay dividends to Clients at the times and in the manner provided in the rules and procedures relating to Matrix Level 3.

          c. Dean Witter may submit a purchase, exchange or redemption order (an "Order") for shares of a Fund on behalf of a Client to such Fund Party's designated contact ("Fund Contact") by telephone, by fax or, where feasible, by direct systems access via NSCC Fund/SERV and NETWORKING Systems. Orders received by Dean Witter prior to 4:00 p.m. Eastern time (the "Close of Business") on any given business day ("Trade Date") and transmitted to the Fund Party by 5:00 p.m. Eastern Time on that Trade Date shall be executed by Fund Party at the net asset value determined as of Close of Business on the Trade Date. Orders received by Dean Witter after the Close of Business on a Trade Date, whether transmitted to the Fund Party prior to or after 5:00 p.m. Eastern Time on that Trade Date, shall be executed by Fund Party at the net asset value determined as of the Close of Business on the business day after the Trade Date.

          d. Dean Witter will transmit the dollar amount of each purchase order to the relevant Fund or its agent and in accordance with written instructions as provided to Dean Witter by the Fund Party for the applicable Fund by wire transfer. Anything in this Agreement to the contrary notwithstanding. Orders shall be placed and settlement shall be made at the time and in the manner provided in the rules and procedures relating to Fund/SERV and NETWORKING where a Fund participates in those systems.

     2. Pricing. As to each Fund, every business day prior to 7 p.m., Eastern Time, the Fund Party will use its best reasonable efforts to provide Dean Witter such Fund's closing net asset value for that day and/or notification of no price for that day via fax, or direct systems access acceptable to Dean Witter. If by fax, send to:

               Fax to: Ken Curry - 212-392-5422

     3.   Price Errors.

          a. In the event a Fund determines that a pricing error is material and, therefore, that adjustments are required to correct the net asset value or public offering price ("price") of Fund shares or to make NSCC adjustments, Fund Party shall notify Dean Witter as soon as possible after discovering the need for such adjustments. Notification can be made verbally but must be confirmed in writing. The letter shall be written on Fund Party or Fund letterhead and must state for each day for which an error occurred the incorrect price, the correct price, and the reason for the price change. The Fund Party agrees that Dean Witter may send this writing, or derivation thereof, to Clients whose accounts are affected by the price change. In determining materiality for the purpose of this Section 3, Dean Witter agrees that the Fund Party may follow the pricing error guidelines that the accounting staff of the Division of Investment Management of the Securities and Exchange Commission has suggested.

          b. The Fund Party or a Fund shall reimburse Dean Witter for all reasonable out-of-pocket expenses incurred by Dean Witter in effecting such adjustments upon submission of any expense accounting Fund Party reasonably may require. Expenses to be reimbursed may include, but are not limited to, the costs of performing additional reconciliations, canceling and rebilling, sending notifications of the error to Clients, requesting remittance and pursuing collection of amounts received (through redemptions or otherwise) in excess of the amount to which such Clients would otherwise have been entitled, and all reasonable expenses related to personnel in connection therewith, but shall not include Dean Witter overhead expenses. Dean Witter shall use its reasonable best efforts to use the least costly method to correct pricing errors.

          c. If Clients have received amounts in excess of the amounts to which they otherwise would have been entitled prior to an adjustment for an error, Dean Witter, unless Fund Party and a Fund otherwise agree, will make a good faith attempt to collect such excess amounts from those Clients. In no event, however, shall Dean Witter be liable to Fund or Fund Party for any such amounts provided the overpayment was not caused by Dean Witter.

          d. If an adjustment is necessary to correct an error made by Fund Party or a Fund which has caused Clients to receive amounts less than amounts to which they are entitled, the Fund, by utilizing NSCC procedures, shall make all necessary adjustments to the number of shares owned by these Clients, and distribute to these Clients any and all amounts of the underpayment.

     4.   Shareholder Communication.

          a. The Fund Party and each Fund shall provide the following shareholder communications material to Dean Witter or to its mailing agent in quantities sufficient to allow mailing thereof to all Clients which are beneficial owners of the Fund's shares.

               (1) All proxy statements prepared for circulation to a Fund's record shareholders.

               (2) Annual reports, semi-annual reports and other periodic reports.

               (3) All updated Prospectuses, supplements and amendments thereto.

               (4)  Corporate actions.

          b. The Fund Party or Fund shall provide without charge the above-mentioned materials to Dean Witter or to its mailing agent. Dean Witter will distribute all materials to Clients and will bill the applicable Fund or Fund Party as Fund Party directs. Dean Witter has no responsibility to pay for these charges.

          c. In addition to the materials listed above, the Fund Party and each Fund agree to provide without charge directly to Dean Witter or its mailing agent certain materials, including sales materials, reasonably requested by Dean Witter and readily available from Fund Party or a Fund for distribution to Clients. Neither Fund Party nor a Fund has responsibility to pay for charges to mail these materials to Clients.

     5. Registration Requirements. Dean Witter will only place purchase orders for shares of a Fund on behalf of its Clients whose addresses recorded on Dean Witter's books are in states or other jurisdictions in which such Fund is registered or qualified for sale or exempt from registration and qualification under applicable law as confirmed in writing to Dean Witter by a Fund. Fund Party and each Fund shall advise Dean Witter immediately or as soon as reasonably practicable if any such registration or qualification is terminated or if the Fund wishes to prevent Dean Witter from placing or continuing to place purchase orders on behalf of Clients who reside in a particular state or other jurisdiction. Dean Witter may in the future elect to develop a system that will, on a daily basis, transmit to an electronic database provider with whom Dean Witter has established effective systems interfaces information regarding the number of shares of each Fund sold in each state for retrieval by Fund Party or a Fund. If such a system is developed, the parties will mutually agree upon who is to be responsible for all fees and other charges of such database provider in connection with Dean Witter's transmission of such information to and Fund Party's or Fund's retrieval of such information from such database provider. Fund Party shall indemnify Dean Witter and each officer, director, employee, and agent of Dean Witter, and hold Dean Witter and each such officer, director, employee, shareholder and agent harmless, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) arising out of any violation of any law, rule, or regulation relating to the registration or qualification of shares of any Fund except to the extent such violation results from Dean Witter's sale or offering of shares of any Fund in a state or jurisdiction other than those in which Fund Party or the Fund has indicated that shares of such Fund are registered or qualified for sale. Dean Witter shall indemnify fund Party, its agents, and each officer, director, employee of Fund Party and its agents from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees) arising out of any law, rule, or regulation relating to the registration or qualification of shares of any Fund to the extent such violation results from Dean Witter's sale or offering of shares of any Fund in a state or jurisdiction other than those in which Fund Party or the Fund has indicated that shares of such Fund are registered or qualified for sale.

     6. Fund Contacts. Inquiries and contacts to the Fund Party and any Fund can be made to the following individuals, departments or groups. Contacts for any particular Fund, which may be different from those listed below, shall be noted accordingly.